Exhibit 99.1

News Release

For information contact:
C. Brian Strickland	Lauren Harris
EVP, CFO, Treasurer & Corporate Secretary	Vice President, Marketing & Communications
(407) 650-1000	(407) 650-1205

CNL Hotels & Resorts Completes the Sale of 30 Hotels
for Estimated Net Gain of $37 Million

(ORLANDO, Fla.) June 20, 2005 - CNL Hotels & Resorts, Inc., the nation’s second largest hotel real estate investment trust (“REIT”), announced today it has completed its previously announced sale of 30 non-strategic hotel properties to certain affiliates of Ashford Hospitality Trust, Inc. (NYSE:AHT) for $465 million. The total net gain to CNL Hotels & Resorts is an estimated $37 million.
Thomas J. Hutchison III, chief executive officer of CNL Hotels & Resorts, stated, “We believe the sale of these 30 non-strategic assets capitalizes on today’s favorable lodging fundamentals and enhances the overall quality of our portfolio. With this disposition, we further our efforts to actively recycle capital while intensifying our strategic focus on the ownership and acquisition of distinctive lodging assets.”
The 30 hotels sold include: the Courtyard Alpharetta, Courtyard Crystal City, Courtyard Foothill Ranch, Courtyard Overland Park, Courtyard Palm Desert, Courtyard Weston, Residence Inn - Ann Arbor, Residence Inn - Fishkill, Residence Inn - Sacramento, Residence Inn - Tyler, Residence Inn - Warwick, Residence Inn - Wilmington, Residence Inn Cottonwood, Residence Inn Merrifield, Residence Inn Mira Mesa, Residence Inn Orlando, Residence Inn Palm Desert, Residence Inn Sea World, Residence Inn, River Plaza Ft. Worth, SpringHill Suites Centreville, SpringHill Suites Charlotte, SpringHill Suites Gaithersburg, SpringHill Suites Raleigh, TownePlace Suites - Ft. Worth, TownePlace Suites - Miami, TownePlace Suites - Miami Lakes, TownePlace Suites Mt. Laurel, TownePlace Suites Newark, TownePlace Suites Scarborough and TownePlace Suites Tewksbury.

About CNL Hotels & Resorts, Inc.

CNL Hotels & Resorts, Inc. owns one of the most distinctive portfolios in the lodging industry, with a focus on luxury resorts and upper-upscale properties. With the closing of this transaction, the company now has nearly $6 billion in total assets with more than 100 hotels and resorts across North America that operate under independent brands and corporate brands such as Marriott, Hilton and Hyatt. For more information, please visit www.cnlhotels.com.
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Safe Harbor Statement Under The Private Securities Litigation Reform Act Of 1995

Certain statements and information included in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about future events, including but not limited to the expected use of proceeds from the disposition of the 30 properties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CNL Hotels & Resorts (the “Company”) to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that the properties will be sold or, if sold, will be sold on the indicated terms.